Exhibit 99.2

IHOP Corp.
2006 Guidance Call Script

Operator Introduction – Welcome and Instructions

Good day ladies and gentlemen, and welcome to IHOP’s 2006 Performance Guidance conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s 2006 Performance Guidance conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to inform you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission, news releases and future conference calls. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Finally, I’d like to remind you that we will not be able to go into detail about our performance in the fourth quarter and fiscal 2005 today, as we are still currently in the process of closing our books for the year.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – 2006 Guidance and Assumptions

Thanks, Stacy.  Today, Tom and I will walk you through our top and bottom line performance expectations for the year, along with segment performance guidance, G&A spending, and cash flow generation, among other key metrics, for 2006.

First, let’s start with earnings.

We expect earnings per diluted share for fiscal 2006 to range between $2.35 [dollars/cents] and $2.45 [dollars/cents], excluding pre-tax stock option expense of $2.5 million [dollars] to $3.5 million [dollars].  As you are aware, public companies are now required to record the expense related to stock option programs beginning in fiscal 2006.  When you include the impact of option expense, we expect earnings per diluted share to range between $2.25 [dollars/cents] and $2.35 [dollars/cents] for fiscal 2006.

Our 2006 earnings guidance takes into account the following key assumptions:

We expect same-stores sales to grow between 2% [percent] and 4% [percent] this year.

We expect franchisees and our area licensee in Florida to open between 60 and 65 new IHOP restaurants in 2006.  Additionally, we expect to develop four new IHOP restaurants in our dedicated Company market in Cincinnati.

We expect G&A expense to range between $65 million [dollars] and $67 million [dollars], including stock option expense.

Finally, our EPS expectations also take into account the effect of anticipated share repurchase during the year.

Let’s walk through these key assumptions in more detail.

Our same-store sales guidance for 2006 reflects several factors that give us confidence in driving 2% [percent] to 4% [percent] growth for the year.  As we announced a few weeks ago, same-store sales in 2005 increased 2.9% [percent] for the full year, which blended a modest first half of 2005 with our stronger performance in the back half of the year.  Consequently, we expect 2006 fiscal period comparisons with the first half of last year to be favorable.   We expect to roll out six national product promotions that are highly unique to IHOP and effectively leverage our core brand equities.  These promotions will be supported by four flights of national media advertising, and two flights of local advertising.  Our national advertising strategy will continue to utilize cable media buys and include the addition of network syndication advertising to further broaden our reach.  For the second year in a row, our national spending will be augmented by our franchisees contributing nearly a quarter of one percent of their local advertising dollars to the national fund, which is an important sign of their continued support of our national advertising strategies.

In addition, we expect same-store sales growth to be supported by our system-wide efforts around National Pancake Day on February 28th.  We plan to offer guests a free stack of pancakes at IHOP restaurants nationwide, and, in turn, will suggest that guests make a donation to our new national charity, First Book, for the amount they would have paid for the stack of pancakes.   First Book is a national nonprofit organization that gives new books to children in need.  The event will be publicized through advertising on national T.V. for the week prior to February 28th.  We expect this effort to generate a tremendous amount of goodwill that should resonate with our guests for some time to come.

Our same-store sales growth expectations also reflect the positive effect of ongoing operational improvements within our restaurants.  Improving service will be a particular focus for our Operations team this year.

We are planning for additional core menu improvements and the introduction of new offerings at breakfast, lunch and dinner this year.  Our efforts will also focus on further streamlining the menu for increased operational efficiency, improved food quality and lower labor costs for all our franchisees.  Pricing moderation will continue to be an important topic with franchisees as we work to maintain a strong price/value relationship with our guests.

We were pleased with the initial performance of gift cards during the last quarter of 2005.  As I’ve mentioned previously, we believe gift card redemption will be a contributing factor in our same-store sales growth this year, particularly in the first quarter of 2006.  While I would characterize initial guest reception of gift cards as a good start, we believe there is an opportunity to further optimize the sale and use of gift cards throughout 2006.

We will continue efforts to extend operating hours at approximately 50 additional franchise restaurants this year.  As we’ve shared before, 24-hour adoption at existing restaurants is often a slow process, and our Operations team is working closely with franchisees of high potential locations to encourage extending their operating hours.  We expect 24-hour adoption to generate a small level of incremental sales, if successful.   Additionally, we also expect a number of restaurants scheduled to open this year to utilize 24-hour operations.

Finally, we have begun testing a “To Go” program in our Company market of Cincinnati.  If successful, we believe there may be an opportunity to take advantage of the program nationally this year.

In conclusion, we expect that these factors will drive same-store sales growth in the range of 2% [percent] to 4% [percent] in 2006.  We also expect check average to be the primary driver of same-store sales increases this year, while traffic is expected to be slightly up as we continue to build on the positive traffic momentum we regained in the last two quarters of 2005.

Turning to Franchise & Development, we entered 2006 with a significant development pipeline with signed, pending and optioned agreements in place for franchisees to build 419 new IHOP restaurants.  This translates to franchisees building between 55 to 60 franchise restaurants this year, and we expect that franchisees will continue at approximately this pace of development for the next several years.  Additionally, our area licensee expects to open five new IHOPs in the state of Florida in 2006.  Taken together with our plans to develop four restaurants in IHOP’s Company market in Cincinnati, a total of 64 to 69 new IHOPs should be added to the system this year.

We expect that franchisees will open the first of several planned international locations in Mexico as an agreement for development within Monterey, Mexico is in its final stage.  We are also very close to signing a franchise development agreement for Ontario, Canada.  We expect these two agreements to bring as many as 13 IHOPs to these two countries over the next several years.  We will continue to pursue additional development opportunities within other parts of Mexico and Canada throughout the year.  International IHOP restaurant openings will be incremental to the 60 to 65 franchise and area licensee units expected to be developed this year.

At the time of our business model change in early 2003, we stated that it was our projection that there were about 400 to 800 new IHOP restaurants possible in the United States.  Reconciling this with the number of the restaurants IHOP Corp. and our franchisees opened over the last three years, our remaining potential stands at approximately 250 to 650 additional IHOP restaurants.  Our current development pipeline already places us at the mid-point of this range, and we will continue our franchise recruiting efforts full force to capture every possible unit growth opportunity within the U.S., as well as internationally.

Additionally, we expect franchisees to complete approximately 150 restaurant remodels this year.

Turning to overhead spending, G&A is an area where we demonstrated the ability to create operating leverage in our business last year.  This year, we expect careful G&A management to continue.  Our G&A spending guidance of $65 million [dollars] to $67 million [dollars] in 2006 includes stock option expense, which is the largest area of increased cost for the year.  However, excluding option expense, G&A spending remains in line with our commitment to moderate expense growth.  And, discretionary spending will be prioritized toward initiatives designed to support same-store sales growth, enhance the IHOP brand or drive operational improvements.

We expect share repurchase activities to continue in 2006, however, likely at a reduced level than in the past few years.  This expected lower level of share repurchase primarily reflects increased cash obligations related to debt repayment and the possible resolution of the previously disclosed IRS appeal, as well as covenant restrictions regarding minimum shareholders’ equity levels on our private placement debt.

We expect Cash Flow from Operations to range between $55 million [dollars] and $60 million [dollars] in 2006.  Our Cash from Operations growth is primarily a function of our growth in net income.  Therefore, we expect Cash from Operations to grow at a steady, but moderate rate.

We expect Capital Expenditures to range between $12 million [dollars] and $14 million [dollars].  As we mentioned on our third quarter 2005 call, CAPEX related to beginning development on new IHOPs slated for 2006 openings in Cincinnati did not occur as anticipated.  Therefore, we lowered CAPEX spending guidance for 2005, and are now expecting increased spending in 2006 as a result.  Approximately $9 million [dollars] of CAPEX is allocated to Cincinnati development, while approximately $2 million [dollars] is dedicated to supporting and optimizing our Information Technology infrastructure.  The balance is earmarked for miscellaneous use.

Free Cash Flow – Cash from Operations less CAPEX – is expected to range between $41 million [dollars] and $48 million [dollars] in 2006.

Each year, our cash performance is augmented by the structural run off of franchise, equipment and direct financing lease notes receivable.  In 2006, this is expected to produce additional cash in the range of $18 million [dollars] to $20 million [dollars].

Now, I’d like to turn the call over to our Chief Financial Officer, Tom Conforti, to provide you with additional performance guidance detail.

Tom Conforti – 2006 Performance Guidance Detail

Thanks, Julia. Today, I’d like to walk you through our performance guidance for 2006 by business segment, as well as provide a more detailed discussion of cash generation and obligations in 2006, among other items.

Let’s begin with a review of our segment performance expectations this year.

We expect Franchise Operations profit to range between $93 million [dollars] and $97 million [dollars] in 2006.  Franchise Operations represents our core franchising business, and growth in this segment is driven by several factors.  This includes an expected 2% [percent] to 4% [percent] growth in same-store sales at franchise restaurants, fees associated with 55 to 60 new franchise restaurant openings, as well as the benefit of additional operating weeks and royalty payments associated with these new restaurants in 2006.  Weighted average royalty will be approximately 4.3%, which is slightly lower than our standard 4.5% [percent] royalty rate.  This is the result of deals cut on restaurants refranchised in the recent past.

We expect reduced Franchise Operation expenses this year primarily due to reduced development impact assistance and lower levels of rent relief,

as franchise restaurants continue to perform at higher levels.  Additionally, we expect a lower provision for bad debt on franchise and equipment notes, as well as the elimination of MICROS point-of-sale purchase subsidies franchisees have received over the past few years from IHOP.

Twenty-five restaurants come up for franchise renewal in 2006, however, only five are expected to generate a franchise renewal fee of $50,000 each.  Some existing franchise agreements contain provisions for automatic renewal or include options exercisable by the franchisees, and a number of these come due this year.  We expect that franchise renewal fees will become a more meaningful, cost-free profit contributor in this segment over time.

As we have shared in the past, the sale of proprietary pancake and waffle mix is also a significant profit contributor in Franchise Operations, which equates to approximately 66 basis points of franchise retail sales.

Turning to Rental Operations, we expect Rental Operations profit to range between $33 million [dollars] and $36 million [dollars] in 2006.  This is our second most profitable segment, and growth in Rental Operations will continue to be flat to slightly up for the foreseeable future as we work to retain profitable relationships among our franchisees, IHOP and the landlords at more than 700 IHOP locations nationwide.  Upside in the segment is driven by same-store sales growth, as approximately 40% [percent] of our lease agreements are tied to restaurant sales.  And, in instances where there is little or no risk in retaining our “Old Model” position between the franchisee and landlord, we will continue to maximize the risk premium IHOP receives for maintaining this position.  On average, the Company closes about 10 to 15 IHOPs a year.

Moving to Financing Operations, we expect Financing Operations profit to range between $12 million [dollars] and $14 million [dollars] in 2006.  Financing Operations represents financing activities under our “Old Model” and will continue to be a declining segment due to lower interest income as note balances decline over time.  This segment also contains interest expense related to our debt.  An unpredictable aspect of the performance of Financing Operations is the number of IHOP restaurants that may be refranchised in 2006.  For restaurants that were opened under “Old Model” economics, when units are returned to us, we will ultimately refranchise these restaurants on “Old Model” terms, which could include extraordinary franchise fees and equipment financing that would be recognized in this segment.  Financing Operation profit guidance for the year does not include any assumptions related to potential refranchising activities.

Finally, we expect Company Operations profit to be at or near breakeven in 2006.  Company Operations primarily reflects the performance of our Company-operated restaurants in Cincinnati, as well as the cost of potential restaurant take backs.  As Julia mentioned, we expect to add four new IHOP restaurants in Cincinnati, for a total of 10 IHOPs in our Company market by year-end.  The need and/or number of restaurants that we could take back this year is also a key variable to the profit or loss performance of this segment as the cost of reacquiring and operating poorly performing restaurants can be significant.  Our goal for Company Operations is to operate Cincinnati IHOPs at or slightly better than breakeven, and to refranchise restaurants without taking possession of the unit, whenever possible.

While Julia detailed our G&A spending expectations, I wanted to provide a perspective on increased G&A spending in 2006 versus our 2005 guidance.  With our modest same-store sales performance in the first half of last year, we proactively reduced discretionary spending along with implementing other cost saving initiatives.  These moves resulted in improved operating leverage despite lower than expected sales.  With sales returning to higher levels of growth in the second half of 2005, we are moving forward this year with spending initiatives accordingly.  This will include investment in a disaster recovery program, as well as technology that creates a more robust polling capability within our system.  So, excluding the G&A increase of $2.5 million [dollars] to $3.5 million [dollars] for stock option expense, year-over-year G&A spending should reflect a fairly moderate increase.

Turning to our cash expectations for the year, we expect to generate between $73 million [dollars] and $80 million [dollars], which reflects the expected combined contribution of Cash from Operations and our Receivables run off in 2006.

Another important consideration to keep in mind with regard to Cash from Operations is that our guidance does not include the implications of a potential resolution of the IRS appeal we have spoken about previously.  As shared in the past, we estimate the worst case federal income tax payment obligation to be approximately $19.5 million, exclusive of interest, penalties, and any state income tax liability.  We have recorded contingency reserves for interest and any related state tax liabilities for the tax years under audit.  We currently believe these tax contingency reserve estimates are adequate to cover interest and any related state tax liabilities.  However, inherent uncertainties exist in estimates of tax contingencies. Therefore, higher actual interest and any related state tax liabilities could adversely affect our reported results.  The timing of the resolution of the IRS appeal is uncertain, but should take place in 2006.

In 2006, cash obligations include $12 million [dollars] to $14 million [dollars] in CAPEX spending; quarterly dividend payments of $0.25 [cents] per share, which continue at the discretion of our Board; and debt repayment of $24 million [dollars].  Debt repayment includes the first principal payment of $14 million [dollars] due on November 1st on our $100 million [dollar] private placement, which is the primary additional cash obligation we are expecting this year versus last year.  We have an additional debt repayment of $5 million [dollars] as well as $5 million [dollars] of capital lease obligations in 2006.

Discretionary cash – which is Cash from Operations plus our Receivables run off minus CAPEX and debt repayment – is expected to range between $35 million [dollars] and $44 million [dollars] in 2006.  This excludes quarterly dividend payments or share repurchase activities during the year, and also does not take into account any potential IRS settlement.  We have also begun to evaluate the alternatives and implications of addressing the covenant restrictions regarding minimum shareholders’ equity levels on our private placement debt.  The covenant may limit our share repurchase abilities at some point in the future.  We are not prepared to discuss the options available to us today, but we are hopeful of determining a definitive path in first half of 2006, and plan to share our decision in a timely manner.

Turning to taxes, our effective tax rate in 2006 is expected to be approximately 38%.  And, deferred taxes in the range of $4 million [dollars] to $7 million [dollars] come due in 2006 in line with the tax treatment of receivables run off this year.  Cash from Operations would actually be better by this amount in 2006, if not for this deferred tax payoff.  Deferred tax will be a variable Cash Flow factor each year, in line with continued receivable run off.

Now, I’d like to turn the call back to Julia.

Julia Stewart – Strategy Overview and Alternatives Discussion

Thanks, Tom.  I hope you all have found today’s discussion helpful.

As you can tell, we have a high degree of confidence in meeting our earning guidance of $2.35 [dollars/cents] to $2.45 [dollars/cents], excluding option expense, as well as our cash flow targets for 2006.

We have several positive sales catalysts working in our favor this year, our restaurant pipeline is strong and we are committed to doing all we can to improve on our execution, drive same-store sales, satisfy our guests and build loyalty.  At the same time, management and the Board will also continue to be thoughtful about identifying ways of creating and delivering value for shareholders, including consideration of alternative ways of returning value in the form of repurchases and dividends – and, of course, balancing those returns of capital with investments in growth.

We have established an excellent track record of returns to shareholders, most recently, in the fourth quarter 2005, through the repurchase of approximately 451,000 shares at an average price of $46.61 [dollars/cents].  This now brings total returns to shareholders in excess of $216 million [dollars] – achieved through share repurchase and dividend payments – over the past three years.  We have been disciplined in maximizing shareholder value to date, and we will apply this same discipline to this process of evaluating alternative ways to create long-term value for our shareholders.

As I have noted previously — we recognize that there are limits on growth over the long-term for our current concept.  While we are working to continually energize the brand to take it as far as possible – we also intend to seek opportunities to leverage our restaurant franchising competencies for growth, including potentially significant investments in, or acquisitions of, other non-competitive concepts where we can do so at a reasonable price.

So, with that, let me close by saying that I am optimistic about the year ahead, and – while we have work to do — I believe we are in a good position to meet our expectations.

Tom and I will now be happy to take your questions.  Operator …?

Julia Stewart – Closing Comments

Thank you for participating on today’s call.  As you can tell, we are optimistic about the year ahead, and the opportunities for IHOP.  We have a lot of work to do and we are getting on with it.

At the same time, we are very focused on continuing to deliver value for our shareholders, and to balancing returns of capital – as we have over the past three years – with identifying ways to grow over the long-term.

We look forward to continuing our dialogue with many of you in the weeks to come, as well as speaking with you on our next investor call to discuss fourth quarter and fiscal 2005 results on Wednesday, February 22nd.